Exhibit (d)(76)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of December 1, 2014, between

FMR Co., Inc.

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Salem Street Trust	Fidelity Global Strategies Fund	Asset Allocation	09/29/2008

Agreed and Accepted

as of December 1, 2014

FMR Co., Inc.	Fidelity Management & Research (Japan) Limited

By: /s/William E. Dailey By: /s/William E. Dailey

Name: William E. Dailey Name: William E. Dailey

Title: Treasurer Title: Treasurer